Exhibit 23.1

April 29, 2004

Board of Directors
Metalex Resources, Inc.
Spokane, WA

We are independent of the registrant under the applicable rules of conduct of the American Institute of Certified Public Accountants and under the applicable rules and releases of the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S
Certified Public Accountants

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.williams-webster.com